UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2016

Western Digital Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08703	33-0956711
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

	3355 Michelson Drive, Suite 100 Irvine, California	92612
	(Address of Principal Executive Offices)	(Zip Code)

(949) 672-7000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Base Salary Adjustment

On August 3, 2016, the Compensation Committee of the Board of Directors of Western Digital Corporation (the “Company”) approved an increase in the annual base salary levels for Stephen Milligan, the Company’s Chief Executive Officer, from $1,050,000 to $1,150,000, and Michael Cordano, the Company’s President and Chief Operating Officer, from $725,000 to $800,000.

Separation Agreement with Olivier Leonetti

As the Company previously announced on July 6, 2016, Olivier Leonetti will leave his position as Chief Financial Officer of the Company, effective as of September 1, 2016, and continue in an advisory capacity with the Company through October 1, 2016 (the “Separation Date”).

On August 3, 2016, the Company and Mr. Leonetti entered into a Separation and General Release Agreement (the “Separation Agreement”) pursuant to which Mr. Leonetti has agreed to comply with certain non-solicitation and cooperation provisions. The Separation Agreement also provides for a customary general release of claims. Pursuant to the Separation Agreement and applicable law, Mr. Leonetti has up to seven (7) days to revoke the Separation Agreement.

If Mr. Leonetti does not revoke the Separation Agreement and complies with his obligations thereunder, he will be entitled to the following Tier I severance benefits, as set forth in the Company’s Executive Severance Plan, a copy of which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2015, filed with the Securities and Exchange Commission on February 10, 2015:

•	a lump sum payment of $1,000,000, less applicable taxes and withholding, which represents Mr. Leonetti’s monthly base salary multiplied by twenty-four (24), payable during the thirty-day period commencing on the Separation Date;

•	a lump sum payment of $126,027, less applicable taxes and withholding, which represents Mr. Leonetti’s pro rata target bonus opportunity under the Company’s short-term incentive program for the six-month bonus cycle ending December 30, 2016 (determined based on the number of days in the six-month bonus during which Mr. Leonetti was employed and assuming 100% of the performance targets subject to the bonus award are met regardless of actual funding by the Company), payable during the thirty-day period commencing on the Separation Date;

•	Mr. Leonetti’s then-outstanding unvested stock options and restricted stock units that are subject to time-based vesting will vest and become exercisable or payable, as applicable, to the extent such equity awards would have vested and become exercisable or payable, as applicable, if he had remained employed for an additional six months, subject to the terms and conditions of the stock incentive plan and award agreements applicable to such awards;

•	Mr. Leonetti’s then-outstanding unvested performance stock units granted on August 4, 2015 will vest and become payable at the target number of units pursuant to the terms and conditions of Mr. Leonetti’s award agreement applicable to such award;

•	a lump sum payment equal of $28,644, less applicable taxes and withholding, which represents an amount equivalent to Mr. Leonetti’s COBRA premiums for eighteen (18) months following the Separation Date, payable during the thirty-day period commencing on the Separation Date; and

•	outplacement services provided by a vendor chosen by Mr. Leonetti and approved by the Company for up to twelve (12) months following the Separation Date (with an estimated maximum value of $14,900).

Mr. Leonetti will also be entitled to receive a cash retention bonus of $350,000, less applicable taxes and withholding, subject to his continued employment and reasonable satisfactory performance of duties through the Separation Date.

The foregoing summary of the Separation Agreement is qualified in its entirety by the text of the Separation Agreement, which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ended July 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Western Digital Corporation
(Registrant)

	By:	/s/ Michael C. Ray

Date: August 8, 2016		Michael C. Ray
Executive Vice President, Chief Legal Officer and Secretary